UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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FRANKLIN UNIVERSAL TRUST
(Name of Registrant as Specified in Its Charter)

.
Bulldog Investors General Partnership
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Bulldog Investors General Partnership, Park 80 West - Plaza Two, Saddle Brook, NJ 07663
(201) 556-0092 // Fax: (201)556-0097 // info@bulldoginvestors.com

February 11, 2008

Dear Fellow Shareholder of Franklin Universal Trust:

I am writing to you on behalf of Bulldog Investors General Partnership, the largest shareholder of Franklin Universal Trust.

Since the Trust’s launch almost twenty years ago, its stock price has declined from $10 per share to less than $7 currently.  Also, the Trust’s shares have traded continuously at a discount to their net asset value (NAV) for almost six years.  The most recent month-end closing discounts of the Trust’s shares are as follows: 8/31/07: 9.9%; 9/30/07: 10.6%; 10/31/07: 10.4%; 11/07: 13.4%; 12/07: 10.7%; and 1/31/08: 9.3%.

We believe it is time to consider meaningful measures to address the persistent discount problem including open-ending the Trust.  Consequently, we have determined to offer shareholders of the Trust an alternative to continuing the status quo.

First, we are seeking to elect trustees that will consider more meaningful measures to permanently address the discount including open-ending the Trust.  Second, we are commencing a tender offer to purchase up to 5 million shares of Trust’s common stock at a price of 95% of NAV.  If our nominees are elected at the annual meeting on March 14th we will then consummate our tender offer.  Please see the enclosed announcement for more details.

Our tender offer is in response to the board’s failure to authorize a self-tender offer by the Trust that would allow shareholders to sell shares at a premium to the market price.  We think the incumbent trustees may be reluctant to authorize a self-tender offer because it would lead to a reduction in the advisor’s fees and the trustees are beholden to the advisor for their positions.

Therefore, this year you have a clear choice.  You can vote for the status quo and continue to be frustrated as the Trust’s stock price languishes below NAV.  Or you can vote for nominees who are committed to permanently eliminating the discount and whose election will allow you to participate in a tender offer for shares of the Trust at a premium to the market price.

Please vote your proxy online at WWW.PROXYVOTE.COM or by telephone at 1-800-454-8683 if your shares are held in street name.  Alternatively, you can mail the GREEN proxy card in the enclosed envelope but please do it today.

                      Very truly yours,

                      Phillip Goldstein

BULLDOG INVESTORS GENERAL PARTNERSHIP COMMENCES TENDER OFFER TO PURCHASE UP TO 5,000,000 SHARES OF BENEFICIAL INTEREST OF FT AT 95% OF NET ASSET VALUE PER SHARE

On February 15, 2008, Bulldog Investors General Partnership (“BIGP”) commenced a tender offer to purchase up to 5,000,000 of the outstanding shares of beneficial interest, $0.01 par value (the “Shares”), of Franklin Universal Trust (“FT”) from each of the shareholders of FT upon the terms and subject to the conditions set forth in the Offer to Purchase February 15, 2008 (the “Offer to Purchase”), and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the “Offer”).  The offer is for a price (the “Offer Price”), net to the seller in cash (subject to a $50 processing fee that BIGP will charge for processing each Letter of Transmittal, applicable withholding taxes and any brokerage fees that may apply), without interest thereon, equal to 95% of the net asset value (“NAV”) per Share determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), on the Expiration Date (defined below).  The Shares are traded on the NYSE under the symbol “FT.”  The NAV as of the close of the regular trading session of the NYSE on February 13, 2008 was $6.56 per Share.  During the pendency of the Offer, current NAV quotations can be obtained from various public websites that report prices of mutual funds and stocks under the symbol “XFUTX.”  Shareholders may also call BIGP at (201) 556-0092 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays) for current NAV quotations.

Shareholders of FT will be able to obtain a free copy of the Offer to Purchase, related Letter of Transmittal and other Offer documents (when they become available) at a website maintained by BIGP at www.bulldoginvestorstenderoffer.com or by contacting BIGP by Email at info@bulldoginvestors.com or telephone at (201) 556-0092.  BIGP will promptly deliver such documents to any requesting shareholder of FT (by U.S. mail or Email, as requested).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 21, 2008 UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION DATE”).

There are no conditions to the Offer based on a minimum number of Shares tendered, the availability of financing, or the success of the Offer.  However, the Offer is conditioned upon, among other things, (1) that each of BIGP’s nominees for election to the Board of Trustees of FT, as set forth in the preliminary proxy statement (the “Proxy Statement”) filed by BIGP on January 4, 2008, be duly elected at the 2008 Annual Shareholders’ Meeting of FT (the “Election Condition”), (2) the absence of certain legal actions and proceedings which would prohibit or adversely affect consummation of the Offer, (3) the absence of competing tender offers, (4) that there be no material change with respect to FT’s or BIGP’s financial condition, (5) the absence of certain changes in the financial markets, and (6) that BIGP has not agreed with FT to terminate the Offer.

BIGP expressly reserve the right, in its sole discretion, at any time and from time to time, (1) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (2) upon the occurrence of any of the conditions specified in the Offer to Purchase, including, but not limited to, the failure to satisfy the Election Condition, prior to the Expiration Date, to terminate the Offer and not accept for payment any Shares, and (3) to amend the Offer in any respect prior to the Expiration Date.  Notice of any such extension, termination, or amendment will promptly be disseminated to Shareholders in a manner reasonably designed to inform Shareholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the “Exchange Act”).  In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

Provided the conditions to the Offer are satisfied, including, but not limited to, the Election Condition, and BIGP accepts a shareholder’s Shares for payment and consummates the Offer, such shareholder will receive payment as promptly as practicable following the expiration of the Offer, in accordance with the terms of the Offer to Purchase.  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by BIGP of (i) share certificates representing such Shares or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect thereto, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer. Under no circumstances will interest on the purchase price for Shares be paid by BIGP, regardless of any extension of the Offer or any delay in making such payment.

If more than 5,000,000 Shares are validly tendered and not properly withdrawn prior to the Expiration Date, BIGP will, upon the terms of, and subject to the conditions to, the Offer, purchase 5,000,000 Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares validly tendered by the Expiration Date and not withdrawn, as more fully described in the Offer to Purchase.

BIGP reserves the right to increase or decrease the number of Shares BIGP is seeking in the Offer, subject to applicable laws and regulations described in the Offer to Purchase.

            Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time prior to acceptance for payment.  In order for a withdrawal to be effective, a notice of withdrawal must be timely received by BIGP at its address set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to BIGP, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to BIGP and, unless such Shares have been tendered by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an “Eligible Institution”), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC’s procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by BIGP, in its sole discretion, whose determination shall be final and binding. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the expiration of the Offer by following any of the procedures described in Section 3 of the Offer to Purchase.

BIGP reserves the right to purchase, following the consummation or termination of the Offer, additional Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise.  In addition, BIGP may take no further action to acquire additional Shares.  Any additional purchases of Shares could be at a price greater or less than the price to be paid for Shares in the Offer and could be for cash or other consideration.  Alternatively, BIGP or any of its affiliates may sell or otherwise dispose of any or all Shares acquired in the Offer or otherwise.  Each such transaction may be effected on terms and at prices then determined by BIGP or the applicable affiliate, which may vary from the terms and price in the Offer.  Purchaser does not intend to provide for a subsequent offering period.

Any questions or requests for assistance may be directed to BIGP at the telephone number or Email address listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from BIGP as set forth below, and will be furnished promptly at BIGP’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance, concerning the Offer.

Bulldog Investors General Partnership
Park 80 West, Plaza Two, Suite 750
Saddle Brook, NJ 07663
Telephone:  (201) 556-0092
Email:  info@bulldoginvestors.com

This announcement and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of FT.  The Offer is being made only through the Offer to Purchase, related Letter of Transmittal and other related Offer materials.  All of these documents, and the Proxy Statement, contain important information about the Offer and shareholders of FT are urged to read them carefully before any decision is made with respect to the Offer.  Shareholders of FT will be able to obtain a free copy of each of these documents (when they become available) at a website maintained by BIGP at www.bulldoginvestorstenderoffer.com or by contacting BIGP by Email at info@bulldoginvestors.com or telephone at (201) 556-0092.  BIGP will promptly deliver such documents to any requesting shareholder of FT (by U.S. mail or Email, as requested).  These documents will also be available at no charge at the website maintained by the Securities and Exchange Commission at http://www.sec.gov.

PROXY STATEMENT OF BULLDOG INVESTORS GENERAL PARTNERSHIP, A STOCKHOLDER OF FRANKLIN UNIVERSAL TRUST IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF TRUSTEES AT THE ANNUAL MEETING OF SHAREHOLDERS ON MARCH 14, 2008

Bulldog Investors General Partnership (“BIGP”), a stockholder of Franklin Universal Trust (the “Trust”), is sending this proxy statement and the enclosed GREEN proxy card to stockholders of the Trust of record as of January 14, 2008.  We are soliciting a proxy to vote your shares at the Annual Meeting of Shareholders (the “Meeting”) which is scheduled for March 14, 2008.  Please refer to the Trust’s proxy soliciting material for additional information concerning the Meeting and the matters to be considered by shareholders including the election of trustees.  This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders on or about February 11, 2008.

INTRODUCTION

There are two matters to be voted upon at the Meeting: (1) the election of eleven trustees; and (2) a shareholder proposal enable shareholders to realize net asset value (“NAV”) for their shares. We are soliciting a proxy to vote your shares (1) FOR the election of our six nominees as trustees and (2) FOR the shareholder proposal.

REASONS FOR THE SOLICITATION

The Trust’s shares have traded continuously at a discount to NAV for almost six years.
Management’s efforts to control the discount have been ineffective.  We are seeking to elect trustees that will consider more meaningful measures to address the discount including open-ending the Trust.

CONDITIONAL TENDER OFFER

In conjunction with this proxy solicitation, we are conducting a tender offer to purchase five million shares of the Trust at 95% of NAV conditioned on the election of our six nominees as trustees.  Our tender offer will close shortly after their election is confirmed.  The purposes of our tender offer is (1) to allow shareholders to sell a portion of their shares at a price that is above the market price and (2) to elect trustees that will consider measures to afford all shareholders an opportunity to realize NAV for their shares.

HOW PROXIES WILL BE VOTED

If you complete and return a GREEN proxy card to us and unless you direct otherwise your shares will be voted FOR the election of our nominees and FOR the shareholder proposal to enable shareholders to realize net asset NAV for their shares.  In addition, you will be granting the proxy holders discretionary authority to vote on any other matters that may come before the Meeting including matters relating to the conduct of the Meeting.

VOTING REQUIREMENTS

A plurality of the votes cast is sufficient to elect a trustee.  Approval of the shareholder proposal to enable shareholders to realize NAV for their shares requires the affirmative vote of a majority of the votes cast.  Abstentions will be ignored in determining the votes cast with respect to the shareholder proposal.

REVOCATION OF PROXIES

You may revoke any proxy prior to its exercise by: (i) delivering a written revocation to us; (ii) executing and delivering a later dated proxy; or (iii) voting in person at the Meeting.  Attendance at the Meeting will not in and of itself revoke a proxy.  There is no limit on the number of times you may revoke your proxy before it is exercised.  Only your latest dated proxy will be counted.

PROPOSAL 1: ELECTION OF TRUSTEES

At the Meeting, we intend to nominate the six persons named below for election as trustees.  Each nominee has consented to being named in this proxy statement and to serve as a trustee if elected.  There are no arrangements or understandings between BIGP or any partner of BIGP and any nominee in connection with the nominations nor do we know of any material conflicts of interest that would prevent any nominee from acting in the best interest of the Trust.  Please refer to the Trust’s proxy soliciting material for additional information concerning the election of trustees.

Phillip Goldstein (born 1945); 60 Heritage Drive, Pleasantville, NY 10570 – Since 1992, Mr. Goldstein has been an investment advisor and a principal of the general partner of five investment partnerships in the Bulldog Investors group of funds: Opportunity Partners L.P., Opportunity Income Plus Fund L.P., Full Value Partners L.P., Full Value Offshore Ltd. and Full Value Special Situations Fund L.P.  He has been a director of the Mexico Equity and Income Fund since 2000 and Brantley Capital Corporation since 2001.

Gerald Hellerman ( born 1937 ); 5431 NW 21st Avenue, Boca Raton, FL 33496 – Mr. Hellerman is a director of MVC Acquisition Corp. and is a director and Chairman of the Audit Committee of MVC Capital, Inc. Mr. Hellerman owns and has served as Managing Director of Hellerman Associates, a financial and corporate consulting firm, since the firm’s inception in 1993. He currently serves as a director, chief financial officer and chief compliance officer for The Mexico Equity and Income Fund, Inc. (NYSE: MXE), and is a manager and Chairman of the Audit Committee of the Old Mutual Absolute Return and Emerging Managers fund complex, which consists of six funds, a director of Brantley Capital Corporation and a director and Chairman of the Audit Committee of AirNet Systems, Inc.

Rajeev Das (born 1968); 68 Lafayette Ave., Dumont, NJ 07628 -- Principal of Bulldog Investors, a group of investment funds and Managing Member of the general partner of Opportunity Income Plus L.P.; Currently director of Mexico Equity and Income Fund, Inc. (since 2001) In 2006 served as director of Brantley Capital.

Andrew Dakos (born 1966); Park 80 West, Plaza Two, Suite 750, Saddle Brook, NJ 07663 – Mr. Dakos is a self-employed investment advisor and a principal of the general partner of five investment partnerships in the Bulldog Investors group of funds: Opportunity Partners L.P., Opportunity Income Plus Fund L.P., Full Value Partners L.P., Full Value Special Situations Fund L.P., and Full Value Offshore L.P.  He has been a director of the Mexico Equity and Income Fund since 2001 and Brantley Capital Corporation since 2007.

Glenn Goodstein (born 1963); 2308 Camino Robledo, Carlsbad, CA 92009 – Mr. Goodstein is a registered investment advisor and managing member of the general partner of Mercury Partners LP, an investment partnership. He is a director of Mexico Equity and Income Fund.

Steve Samuels (born 1956); 72 Coleytown Road, Westport, CT 06880 -- Mr. Samuels  is a principal of the general partner of five investment partnerships in the Bulldog Investors group of funds: Opportunity Partners L.P., Opportunity Income Plus Fund L.P., Full Value Partners L.P., Full Value Special Situations Fund L.P., and Full Value Offshore L.P.

None of our nominees is an interested person of the Trust nor does any nominee personally own any shares of the Trust except that Mr. Goldstein and his wife jointly beneficially own 72,897 shares which were purchased between 2003 and 2008.  Clients of Mr. Goodstein own 23,200 shares.  Mr. Dakos, Mr. Das, Mr. Goodstein and Mr. Goldstein are each a principal of one or more of the entities that are general partners of BIGP which beneficially owns 2,290,480 shares of the Trust which it (or its partners) purchased between 2003 and 2008. There have been no sales by any of the aforementioned persons.

PROPOSAL 2: THE SHAREHOLDERS ASK THE TRUSTEES TO TAKE THE STEPS NECESSARY TO MERGE THE FRANLIN UNIVERSAL TRUST (FT) INTO THE FRANKLIN INCOME FUND (FKINX), AN OPEN-END FUND, OR OTHERWISE PERMIT SHAREHOLDERS TO REALIZE NET ASSET VALUE (NA V) FOR THEIR SHARES.

Please refer to the Trust’s proxy soliciting material for the supporting statement and the opposition statement for to this proposal.This proposal, if adopted, is not binding on the board.  Unless instructions to the contrary are given, your proxy will be voted in favor of this proposal.

THE SOLICITATION

Persons affiliated with or employed by BIGP or its affiliates may assist us in the solicitation of proxies.  Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of common and preferred shares for whom they hold shares of record.  We will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, we will bear all of the expenses related to this proxy solicitation.  Because we believe that all shareholders will benefit from this solicitation, we intend to seek, subject to any applicable regulatory requirements, reimbursement of our expenses from the Fund.  Shareholders will not be asked to vote on the reimbursement of our solicitation expenses which we estimate will be $100,000.

LITIGATION

On January 31, 2007, the Acting Director of the Securities Division of the Massachusetts Secretary of State (the “Securities Division”) filed a complaint against Bulldog Investors, Messrs. Goldstein, Samuels, Dakos and Das and certain related parties (the “Bulldog Parties”) alleging that they violated Massachusetts law by making information about certain unregistered investments available on their website and by sending material about such investments to an individual who requested additional information.  On October 17, 2007, the Securities Division issued a cease and desist order based on the same allegations and ordered that a fine be imposed on the Bulldog Parties of $25,000, but stayed the imposition of sanctions until the Superior Court issued a ruling on the Bulldog Parties' motion described below.

The Bulldog Parties filed a lawsuit in Massachusetts Superior Court to enjoin the Securities Division’s action on, among others grounds, that it violates the Bulldog Parties' right of free speech under the First Amendment.  On December 21, 2007, the Massachusetts Superior Court ruled that information communicated by the Bulldog Parties “has not been shown to be either misleading or related to unlawful activity” but denied the Bulldog Parties’ motion for a preliminary injunction.  The Bulldog Parties have filed an appeal of the denial by the Massachusetts Superior Court of their motion for a preliminary injunction.

BIGP is the soliciting stockholder.  As of February 11, 2008, BIGP beneficially owned 2,290,480 shares of the Trust, all of which were purchased between 2003 and 2008.   As noted above, four of our nominees are affiliated with BIGP.

February 11, 2008

PROXY CARD

This proxy is solicited in Opposition to the Board of Trustees of Franklin Universal Trust (the “Trust”) by Bulldog Investors General Partnership (“BIGP”) for the 2008 Annual Meeting of Shareholders.  The undersigned hereby appoints Phillip Goldstein, Rajeev Das, Andrew Dakos, and Tom Antonucci and each of them, as the undersigned’s proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of the Trust and any adjourned or postponed Meeting, and to vote on all matters that come before the Meeting the number of shares that the undersigned would be entitled to vote if present in person, as specified below.

(INSTRUCTIONS:  Mark votes by placing an “x” in the appropriate [  ].)

1.	ELECTION OF SIX (OF ELEVEN) TRUSTEES

[ ] FOR ANDREW DAKOS                                                                           [ ] WITHHOLD AUTHORITY

[ ] FOR PHILLIP GOLDSTEIN                                                                       [ ] WITHHOLD AUTHORITY

[ ] FOR GERALD HELLERMAN                                                                   [ ] WITHHOLD AUTHORITY

[ ] FOR RAJEEV DAS                                                                                     [ ] WITHHOLD AUTHORITY

[ ] FOR GLENN GOODSTEIN                                                                        [ ] WITHHOLD AUTHORITY

[ ] FOR STEVE SAMUELS                                                                             [ ] WITHHOLD AUTHORITY

2.
THE SHAREHOLDERS ASK THE TRUSTEES TO TAKE THE STEPS NECESSARY TO MERGE THE FRANLIN UNIVERSAL TRUST (FT) INTO THE FRANKLIN INCOME FUND (FKINX), AN OPEN-END FUND, OR OTHERWISE PERMIT SHAREHOLDERS TO REALIZE NET ASSET VALUE (NA V) FOR THEIR SHARES.

FOR [   ]                                                   AGAINST [   ]                                                          ABSTAIN [   ]

If your shares are held in street name please vote your proxy online at WWW.PROXYVOTE.COM or by telephone at 1-800-454-8683.  Alternatively, you can sign and date below and mail the GREEN proxy instruction card in the enclosed envelope. Your shares will be voted as directed.  If no direction is made, this proxy will be voted FOR the election of the nominees named above, and FOR Proposal 2.  The undersigned hereby acknowledges receipt of the proxy statement dated February 11, 2008 of BIGP and revokes any proxy previously executed proxy instructions.

Signature(s)___________________________________                                                                                                                     Dated: _______________